UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2010 (January 8, 2010)

JER Investors Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32564	75-3152779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1600, McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 714-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 8, 2010, an event of default occurred under the ISDA Master Agreement between JER Investors Trust Inc. (the “Company”) and National Australia Bank Limited (“NAB”), dated as of December 1, 2004, as amended on March 3, 2009, July 9, 2009, October 7, 2009 and December 7, 2009 (the “Swap Agreement”). The Company failed to make a payment of $75,000 due on January 4, 2010, of which it received notice from NAB on January 5, 2010. The Swap Agreement provides for remaining monthly payments from the Company to NAB of $654,933 commencing in February 2010 through and including September 2010, and monthly payments of $384,134 commencing in October 2010 through and including March 2016.

Upon the occurrence of the event of default, NAB has the right to designate an Early Termination Date (as defined in the Swap Agreement) following notice to the Company within 20 days. The Company has not received notice from NAB of its designation of an Early Termination Date. Upon an Early Termination Date, the Company would become obligated to pay to NAB (i) the $75,000 originally due on January 4, 2010 plus interest on such amount to the Early Termination Date, and (ii) either the market value of a swap agreement providing NAB with the economic equivalent of the remaining payments due by the Company under the Swap Agreement or, if such value is not determinable, the value of NAB’s loss as determined by NAB. The aggregate amount of remaining undiscounted payments owed by the Company to NAB under the Swap Agreement (excluding the amount due on January 4, 2010) is $30.6 million.

JERIT Finance Co JPM, LLC (“JERIT Finance”), a wholly owned subsidiary of the Company, maintains a Master Repurchase Agreement with J.P. Morgan Securities Inc. (“J.P. Morgan”), dated as of September 12, 2008, as amended on December 17, 2008 and December 21, 2009 (the “Repurchase Agreement”). The Company provided a Guaranty, dated as of September 12, 2008, as amended on September 26, 2008, December 17, 2008 and December 21, 2009 (the “Guaranty”), to J.P. Morgan in respect of JERIT Finance’s obligations under the Repurchase Agreement. JERIT Finance’s borrowings under the Repurchase Agreement were approximately $7 million as of January 8, 2010.

The Repurchase Agreement provides that a default which permits the acceleration of the Company’s indebtedness (including the Swap Agreement) of at least $1.0 million would also constitute an event of default under the Repurchase Agreement, thereby permitting an acceleration of JERIT Finance’s obligations under the Repurchase Agreement. Upon any such acceleration, if elected by J.P. Morgan, the collateral that serves as security for the Repurchase Agreement may be liquidated or seized by J.P. Morgan in order to satisfy JERIT Finance’s outstanding borrowings. To the extent that the proceeds of the liquidation or credit for the seizure of such collateral are insufficient to satisfy outstanding borrowings, and JERIT Finance is not able to finance or refinance such deficiency, J.P. Morgan could make a further claim against the Company for the difference as the Repurchase Agreement is fully recourse to the Company.

The Guaranty, the Second Amendment thereto, and the Repurchase Agreement were filed as Exhibits 10.1, 10.2 and 10.3, respectively, to the Company’s Current Report on Form 8-K filed on December 23, 2008. The Second Amendment to the Repurchase Agreement and the Third Amendment to the Guaranty were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed on December 22, 2009.

The Company does not expect that it would have sufficient liquid assets available to pay its obligations under the Swap Agreement or the Guaranty if they were to be accelerated. Unless the Company were to obtain additional capital resources or waivers from NAB or J.P. Morgan, respectively, regarding their rights to accelerate such obligations, the Company would be unable to fund its operations or continue its business, in which case the Company could be subject to reorganization or liquidation. Management’s assessment of the Company’s liabilities and the current market value of the Company’s assets suggests that, in the event of such a reorganization or liquidation of the Company, the Company’s stockholders would not receive any value and the Company’s unsecured creditors would receive little if any value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JER Investors Trust Inc.
(Registrant)

Date: January 14, 2010	By:	/S/ J. MICHAEL MCGILLIS
	Name:	J. Michael McGillis
	Title:	Chief Financial Officer